Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 (No. 333-107504, 333-119191 and 333-51928) of our report dated April 1, 2013, on our audits of the consolidated financial statements of Newtek Business Services, Inc. and Subsidiaries as of December 31, 2012 and 2011 (restated) and for the years ended December 31, 2012, 2011 (restated) and 2010, included in its Annual Report on Form 10-K for the year ended December 31, 2012 which is incorporated herein by reference. Our report included an explanatory paragraph with respect to the restatement of the December 31, 2011 consolidated financial statements.

/s/ CohnReznick LLP

Jericho, New York

April 1, 2013